EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     To the Board of Directors Of Spatializer Audio Laboratories, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-27453 and 333-41170) of Spatializer Audio Laboratories, Inc. of our report dated March 6, 2004, related to the consolidated balance sheets of Spatializer Audio Laboratories, Inc. and subsidiaries as of December 31, 2003 and December 31, 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the annual report on Form 10-K of Spatializer Audio Laboratories, Inc. for the year ended December 31, 2003.

/s/ FARBER & HASS LLP

Oxnard, California

March 10, 2005

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